Exhibit 10.32

SYMMETRICOM, INC.

DIRECTOR COMPENSATION POLICY

Approved August 9, 2013

Each member of the Board of Directors (the “Board”) of Symmetricom, Inc., a Delaware corporation (the “Company”), who is not employed by the Company or one of its subsidiaries (a “non-employee director”) shall be entitled to receive the compensation set forth below for his or her service as a member of the Board or a committee thereof. This policy may be amended, modified or terminated by the Board in the future in its sole discretion.

Cash Retainer Fees. Effective as of October 1, 2010, the annual cash retainer fees for non-employee directors shall be as follows:

Description	Amount
General Board Service	$45,000
Committee Chair Service:
Audit Committee	$20,000
Compensation Committee	$16,000
Nominating and Governance Committee	$9,000

Committee Member Service:
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating and Governance Committee	$4,500

Additional Retainer for Non-Executive Chair	$25,000

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The retainer fees described above will be paid on a quarterly basis, with each installment equal to 25% of the applicable annual amount, and shall be paid in advance on the first business day of each fiscal quarter of the Company. The chair of each committee shall be entitled to receive only the Committee Chair Service retainer, and the Committee Member Service retainer shall be payable to each member of a respective committee other than the chair of such committee.

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In addition, a non-employee director may elect to defer the payment of the above-referenced cash retainer fees in accordance with the terms and conditions of the Company’s Deferred Compensation Plan, as amended.

•	A non-employee director will not receive any additional fee for attending a Board meeting or a meeting of a committee of the Board, regardless of whether the meeting is in person or by telephone.

Equity Compensation. Effective as of January 3, 2013, the equity compensation for non-employee directors shall be as described below. Each equity grant described below shall be subject to the terms and conditions of the Company’s 2006 Incentive Award Plan, as amended (the “2006 Plan”), or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, as well as the terms of the Company’s form of non-employee director stock option agreement or restricted stock agreement, as applicable, in effect on the date of grant of the award.

Initial Option Grant. Each non-employee director who first joins the Board after the date hereof shall receive an option to purchase 40,000 shares of the Company’s common stock on the date of his or her appointment or election to the Board (an “Initial Option”).

The Initial Option will (i) have a term of seven years, (ii) have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date (as determined in accordance with the 2006 Plan), and (iii) will vest over a period of three years (with 25% of the shares vesting on each of the first two anniversaries of the grant date, and 50% of the shares vesting on the third anniversary of the grant date), subject to the non-employee director’s continued service through the applicable vesting date, and full acceleration of vesting upon the occurrence of a “Change of Control” (as defined in the 2006 Plan).

Annual Equity Awards. On the date of each annual stockholders meeting of the Company occurring on or after the date this Director Compensation Policy, as amended, is approved, each non-employee director will receive the following equity awards:

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A non-statutory stock option to purchase 14,000 shares of common stock with (i) a term of seven years, (ii) a per share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date (as determined in accordance with the 2006 Plan), and (iii) 100% vesting of the shares subject to the option on the earlier to occur of (a) the first anniversary of the grant date or (b) the date of the Company’s first annual stockholders meeting following the grant date, subject to the non-employee director’s continued service through such date, and full acceleration of vesting upon the occurrence of a “Change of Control” (as defined in the 2006 Plan).

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A restricted stock award of 7,000 shares of the Company’s common stock, with 100% vesting of such shares on the earlier to occur of (a) the first anniversary of the grant date or (b) the date of the Company’s first annual stockholders meeting following the grant date, subject to the non-employee director’s continued service through such date, and full acceleration of vesting upon the occurrence of a “Change of Control” (as defined in the 2006 Plan).

Post-Termination Exercise Period. The vested shares (after giving effect to any accelerated vesting) subject to each stock option to purchase shares of common stock, including, without limitation, the Initial Option and each subsequent annual option award, held by a non-employee director upon his or her termination of service with the Company shall remain exercisable until the earliest of (a) the first anniversary of the date of the termination of the non-employee director’s service with the Company, (b) the original expiration date of the applicable option or (c) the date of a Change of Control (such period, the “Post-Termination Exercise Period”). Each non-employee director’s option agreement that is outstanding as of the date of this Director Compensation Policy, as amended, will automatically be deemed amended to reflect the Post-Termination Exercise Period.

Expense Reimbursement. A non-employee director shall be entitled to reimbursement from the Company for his or her reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board- related business, subject to compliance with the Company’s applicable reimbursement policies and the submission by the non-employee director of any required written substantiation for the expenses.